Exhibit 10.15

COMPENSATION AGREEMENT

THIS AGREEMENT is made and entered into as of this 1st day of January, 2004, by and between VAIL BANKS, INC., a Colorado corporation (the “Company”), and E.B. CHESTER (“Employee”).

WITNESSETH:

WHEREAS, Employee is currently rendering valuable services to the Company and the Company wishes to assure itself of Employee’s continued participation in the business and affairs of the Company; and

WHEREAS, the Company desires to assure itself of an orderly transition of certain of Employee’s duties to other employees of the Company; and

WHEREAS, the parties desire to set forth Employee’s continuing duties and responsibilities and to provide for Employee’s compensation and benefits for performing such services; and

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.                                       Position.

Subject to the terms and conditions of this Agreement, the Company hereby employs Employee, and Employee hereby accepts employment, as Chairman of the Board of Directors (“Board”) of the Company, and the Chairman of the Executive Committee of the Board. Employee shall also serve as Chairman of the Board of WestStar Bank (“WestStar”) and as a member of the Compensation Committee of the Board of the Company and the Board of WestStar.

2.                                       Duties.

Employee shall have the following responsibilities, duties and authority in connection with such employment:  (i) operation of the Board and the Board of WestStar; (ii) oversight of regulatory matters; (iii) corporate governance matters; (iv) strategic planning and direction for the Company and WestStar; and (v) interfacing with the capital markets.

3.                                       Reporting.

Employee will report to the Board. Initially, the Chief Executive Officer of the Company and the Vice Chairman of the Company will report to Employee. Changes to the positions reporting to Employee may be made by the Board from time to time.

4.                                       Additional Positions.

Employee may serve as owner or a director on the board of directors or trustees of additional companies or educational or charitable organizations.

5.                                       Term.

Unless earlier terminated as provided herein, Employee’s employment under this Agreement shall be for an initial one (1) year term (the “Initial Term”) commencing as of January 1, 2004 (the “Effective Date”), and shall extend automatically, without further action by either the Company or Employee, for an additional year at the end of the first year of the Term and at the end of each subsequent year. This Initial Term and any extension of such Initial Term shall be referred to in this Agreement as the “Term”.

6.                                       Non-Renewal.

No less than ninety (90) days prior to the end of any year during which this agreement is effective, the Company may give notice to Employee and cause this Agreement not to automatically extend for an additional year. Upon giving such notice of non-renewal to Employee, the Employee shall continue to receive all compensation and other benefits payable under this agreement for a three-year period beginning at the expiration of the then Term of this Agreement.

7.                                       Change of Control Agreement.

The Company and Employee have previously entered into a Change In Control Severance Payment Agreement, dated as of November 19, 1999 (the “CIC Severance Agreement”). All terms and conditions of the CIC Severance Agreement shall remain in full force and effect in according to its terms and shall remain in full force and effect during the Term of this Agreement. If, as a result of Employee’s termination of employment, Employee becomes entitled to compensation and benefits under this Agreement and under the CIC Severance Agreement, Employee shall be entitled to receive benefits under whichever agreement provides Employee the greater aggregate compensation and benefits (and not under the other agreement) and there shall be no duplication of benefits.

8.                                       Compensation and Benefits.

As compensation for Employee’s services during the Term of this Agreement, Employee shall be paid and receive the compensation and benefits set forth in subsections (a) through (k) below

(a)                                  An initial annual base salary (“Base Salary”) of Two Hundred Twenty-Five Thousand and No/100 Dollars ($225,000). Employee’s Base Salary shall be subject to annual review and adjustment when the Company conducts salary reviews for its employees generally, but in no event shall the Base Salary be less than $225,000. Employee’s Base Salary shall be payable in accordance with the Company’s regular payroll practices in effect from time to time for employees of the Company.

(b)                                 During the Term, Employee will be entitled to be considered for an annual bonus by the Compensation Committee. Employee recognizes and agrees that the Company may in its sole discretion and with reasonable notice to Employee determine that any bonus may be paid in whole or in part in the Company’s Common Stock or other equity securities, including restricted stock and stock options.

(c)                                  Employee shall be entitled to participate in, and receive benefits under, any “Employee Benefit Plan” (as defined in Section 3(3) of ERISA) or employee benefit arrangement made available by the Company to its employees, including plans providing 401(k) and profit sharing benefits, healthcare, dental care, vision care, life insurance, disability, travel accident insurance, and similar benefits, with the level of coverage provided to Employee being comparable to that of the highest-paid employees.

(d)                                 Employee will be provided a vehicle and reimbursement for expenses related to the operation and maintenance of such vehicle in accordance with the Company’s automobile policy as in effect with respect to Employee on the Effective Date. Employee will be paid a tax gross-up amount by the Company to cover any additional federal or state income taxes he incurs as a result of being required to include in income the amount of the costs for, or personal usage of, such vehicle.

(e)                                  Employee will be promptly reimbursed by the Company for all reasonable business expenses Employee incurs and properly reports in carrying out Employee’s duties and responsibilities under this Agreement.

(f)                                    The Board in its sole discretion may award options or other equity-based compensation to Employee on terms, in amounts and subject to such performance goals (if any) as determined by the Board (any such options also being referred to hereinafter as “Options” and any such equity-based compensation being referred to herein as “Other Equity Compensation”).

(g)                                 For each calendar year during the Term in which Employee beneficially owns fifteen percent (15%) or more of the Company’s outstanding voting stock on January 1 of such year, the Company will cause Employee to be nominated to the Board of Directors of the Company and shall recommend to the shareholders of the Company Employee’s election to the Board.

(h)                                 For each calendar year during the Term in which Employee beneficially owns fifteen percent (15%) or more of the Company’s outstanding voting stock on January 1 of such year, Employee may in his discretion designate a related or unrelated individual for election to the Board and the Company shall recommend to the shareholders of the Company such individual’s election to the Board.

(i)                                     During the Term hereof, Employee shall be provided, at the Company’s expense with a fully-equipped office equivalent to the office Employee occupied on January 1, 2004.

(j)                                     During the Term hereof, Employee shall be provided, at the Company’s expense with a dedicated secretary/administrative assistant (including payment by the Company of all salary and benefits for such individual) working solely for and reporting to, Employee.

(k)                                  The Company agrees to enter into a separate agreement relating to the Company’s use of an aircraft owned by an entity controlled by Employee, which agreement shall provide for the Company to utilize such aircraft for no less than one hundred (100) hours of flight time each year and for the Company to employ and provide a pilot for such aircraft acceptable to Employee. The Company shall pay to Employee an amount for each flight hour, equal to the direct operating cost of such aircraft, not including the cost of capital required to own such aircraft. The Company shall pay all employment costs of such pilot who shall report to Employee. Employee may utilize such pilot for non-Company duties from time to time. Employee and Company shall pay all incidental costs of subsistence of such pilot associated with their respective use of such aircraft. Employee is not required to own or furnish such aircraft and should Employee cease to furnish such aircraft, the Company’s lease obligation shall cease as of the date such aircraft is no longer available.

9.                                       Termination.

This Agreement and the Employee’s employment hereunder may only be terminated during the Term by the Company for Cause (as defined in Section 11 below), or by notice of non-renewal pursuant to the terms of Section 6 above. If Employee is terminated for Cause, no further consideration or benefits will be furnished to Employee pursuant to this Agreement, provided that Employee shall have the rights under the Company’s benefit plans and programs in which Employee otherwise has nonforfeitable rights under the terms of such plans or programs.

This agreement and the Employee’s employment hereunder shall be terminated should Employee voluntarily resign during the Term hereof.

10.                                 Tax Gross Up Payment.

Upon the giving by the Company of any notice under Section 6 of this Agreement not to renew this Agreement on a yearly basis, any and all consideration received by Employee which is income to Employee following the end of the year within which notice of non-renewal was given shall be subject to the payment by the company of a tax gross-up payment. The Company shall pay to Employee, or directly to the appropriate taxing authorities, the following tax gross-up payments:

(a)                                  With respect to payments or benefits made or provided to Employee during the three-year extension of the Term following the end of the year within which the notice of non-renewal was given which result in taxable income to Employee (hereinafter referred to as the “Taxable Severance Amount”), the Company shall make a payment (“Severance Tax Payment”) to Employee in an amount sufficient to pay all federal, state, and other taxes imposed upon Employee with respect to the Taxable Severance Amount. The determination of the amount of the Severance Tax Payment shall be made in good faith by the Company’s independent accountants based upon reasonable assumptions.

(b)                                 With respect to any portion of the Taxable Severance Amount of any other payments or benefits provided to Employee that may be deemed to be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)                                     Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment or distribution to or for the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or pursuant to or by reason of any other agreement, policy, plan, program or arrangement (including, without limitation, any employment agreement, stock plan or salary continuation agreement), or similar right (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provisions thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) from the Company. The total amount of the Gross-Up Payment shall be an amount such that, after payment by (or on behalf of) the Employee of any Excise Tax and all federal, state and other taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the remaining amount of the Gross-Up Payment is equal to the Excise Tax imposed upon the Payments. For purposes of clarity, the amount of the Gross-Up Payment shall be that amount necessary to pay the Excise Tax in full and all taxes assessed upon the Gross-Up Payment. The Gross-Up Payment under this subsection (b) shall be in addition to any amounts payable under subsection (a).

(ii)                                  An initial determination as to whether a Gross-Up Payment is required pursuant to this subsection (b)(ii) and the amount of such Gross-Up Payment shall be made by an accounting firm selected by the Company and reasonably acceptable to the Employee which is then designated as one of the five largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Employee as promptly as practicable after such calculation is requested by the Company or by the Employee, and if the Accounting Firm determines that no Excise Tax is payable by the Employee with respect to a Payment or Payments, it shall furnish the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to any such  Payment or Payments. Within fifteen (15) days of the delivery of the Determination to the Employee, the Employee shall have the right to dispute the Determination (the ‘Dispute”). The Gross-Up Payment, if any, as determined pursuant to this subsection (b)(ii) shall be paid by the Company to the Employee within fifteen (15) days of the receipt of the Accounting Firm’s Determination. The existence of the Dispute shall not in any way affect the right of the Employee to receive the Gross-Up Payment in accordance with the Determination. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Employee subject to the application of subsection (b)(ii) below.

(iii)                               As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred upon the earliest to occur of the following events:  (1) upon notice (formal or informal) to the Employee from any governmental taxing authority that the tax liability of the Employee (whether in respect of the then current taxable year of the Employee or in respect of any prior taxable year of the Employee) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (2) upon a determination by a court, (3) by reason of a determination by the Company (which shall include the position taken by the Company, or its consolidated group, on its federal income tax return), or (4) upon the resolution to the satisfaction of the Employee of the Dispute. If any Underpayment occurs, the Employee shall promptly notify the Company and the Company shall pay to the Employee within fifteen (15) days of the date the Underpayment is deemed to have occurred under (1), (2), (3) or (4) above, but in no event less than five days prior to the date on which the applicable government taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment

An Excess Payment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion of a Payment) with respect to which the Employee had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when the Employee has received from the applicable government taxing authority a refund of taxes or other reduction in his tax liability by reason of the Excess Payment and upon either (1) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxable authority which finally and conclusively binds the Employee and such taxing authority, or in the event that a claim is brought before a court of  competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired, or (2) the statute of limitations with respect to the Employee’s applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to the Employee and the Employee shall pay to the Company within 15 days following demand (but not less than 30 days after the determination of such Excess Payment) the amount of the Excess Payment plus interest at an annual rate equal to the rate provided for in Section 1274(b)(2)(B) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Employee until the date of repayment to the Company.

(iv)                              Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of any Excise Tax that the Company has actually withheld from the Payment or Payments; provided that the Company’s payment of withheld Excise Tax shall not change the Company’s obligation to pay the Gross-Up Payment required under this subsection (b).

(v)                                 The Employee and the Company shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the Determination contemplated by subsection (B) hereof

(vi)                              The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by subsection (B) shall be paid by the Company.

11.                                 Definitions.

For purposes of this Agreement, the following definition shall apply:

“Cause” means

(a)                                  the conviction of the Employee of, or a plea of guilty or nolo contendere by the Employee to, any felony involving conduct on the part of the Employee that renders him unfit for the performance of his duties to the Company, or its subsidiaries and affiliates, or

(b)                                 any willful misconduct on the part of the Employee in the performance of his duties that is materially harmful to the Company or its subsidiaries or affiliates, monetarily or otherwise.

For the purpose of this Section 11, no act, or failure to act, on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for that  purpose (after reasonable notice to him and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board he was guilty of conduct set forth above in clauses (a) or (b) above and specifying the particulars thereof in detail.

12.                                 Litigation Expenses; Indemnification and Insurance

(a)                                  The Company shall reimburse Employee, on a current basis, for all reasonable legal fees and related expenses incurred by Employee in connection with this Agreement, including without limitation, all such fees and expenses, if any, incurred (i) by Employee in contesting or disputing any termination of Employee’s employment, or (ii) Employee’s seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not Employee’s claim is upheld by an arbitrator or a court of competent jurisdiction; provided, however, Employee shall be required to repay to the Company any such amounts to the extent that an arbitrator or a court issues a final and non-appealable order, judgment, decree or award setting forth the determination that the position taken by Employee was frivolous or advanced by Employee in bad faith. In addition, Employee shall be entitled to be paid all reasonable legal fees and expenses, if any, incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit hereunder. All such payments shall be made within five business days after delivery of Employee’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

(b)                                 During the Term and for a period of three (3) years after the end of the Term, the Company shall continue to provide for Employee the indemnification provisions contained in the Company’s by-laws and shall continue to maintain for the benefit of the Employee such policies of liability insurance, providing protection to him as an officer, director, agent or employee of the Company and its subsidiaries, as may from time to time be purchased by the Company for officers and directors generally as authorized by or in furtherance of the indemnification provisions contained in the Company’s by-laws.

13.                                 Assignment; Successors in Interest

(a)                                  General. Except with the prior written consent of the Employee, no assignment by operation of law or otherwise by the Company of any of its rights and obligations under this Agreement may be made other than to an entity which is successor to all or a substantial portion of the business of the Company (but then only if such entity assumes by operation of law or by specific assumption executed by the transferee and delivered to the Employee all obligations and liabilities of the Company under this Agreement); no transfer by operation of law or otherwise by the Company of all or a substantial part of its business or assets shall be made unless the obligations and liabilities of the Company under this Agreement are assumed in connection with such transfer either by operation of law or by specific assumption executed by the transferee. In such event, the Company shall remain liable for the performance of all of its obligations under this Agreement (which liability shall be a primary obligation for full and prompt performance rather than a secondary guarantee of collectibility of damages). Except for any transfer or assignment of rights under this Agreement, in whole or in part, upon the death of the Employee to his heirs, devisees, legatees, or beneficiaries or except with the prior written consent of the Company, no assignment or transfer by operation of law or otherwise may be made by the Employee of any of his rights under this Agreement

(b)                                 Binding Nature. This Agreement shall be binding upon the parties to this Agreement and their respective legal representatives, heirs, devisees, legatees, beneficiaries and successors and assigns; shall inure to the benefit of the parties to this Agreement and their respective permitted legal representatives, heirs devisees, legatees, beneficiaries and other permitted successors and assigns (and to or for the benefit of no other person or entity, whether an employee or otherwise, whatsoever); and any reference to a party to this Agreement shall also be a reference to a permitted successor or assign.

14.                                 Miscellaneous

(a)                                  The Failure of any party to this Agreement at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce the same. No waiver by any party to this Agreement of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

(b)                                 Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid but if any one or more of the provisions of this

Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality or enforceability of any such provisions in every other respect and of the remaining provisions of this Agreement shall not be impaired.

(c)                                  This Agreement shall be governed by the interpreted in accordance with the laws of the State of Colorado (without giving effect to any choice of law provisions).

(d)                                 This Agreement may only be amended by a written instrument signed by the parties hereto which makes specific reference to the Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement as of the date and year first written above.

VAIL BANKS, INC.
As authorized by its Board of Directors by resolution on April 19, 2004

By:	/s/ Robert L. Knous, Jr.

Its	Compensation Committee Chairman

EMPLOYEE

/s/ E.B. Chester, Jr.
E.B. CHESTER